EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 5, 2014, (a) included in this Current Report on Form 8-K of Matthews International Corporation, with respect to the consolidated financial statements of Schawk, Inc. for the year ended December 31, 2013, (b) incorporated by reference in the Registration Statement Form S-8 (Nos. 333-190366, 333-83731, 333-131496, 333-157132, 33- 57793, 33-57795, 333-194456, and 33-57797) of  Matthews International Corporation, with respect to the consolidated financial statements of Schawk, Inc. for the year ended December 31, 2013, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Chicago, Illinois
July 31, 2014